Exhibit 99.T3E.5

Cunard House
5th Floor
15 Regent Street
London
SW1Y 4LR
United Kingdom
T +44 (0)20 7925 4900
F +44 (0)20 7925 4936
www.enquest.com

ENQUEST PLC, 16 November 2016

Confirmation of sanction of the Scheme of Arrangement

$650,000,000 7 per cent. Senior Notes due 2022 (CUSIP: Rule 144A Notes: 29357JAA4;

Regulation S Notes: G315APAB4; ISIN: Rule 144A Notes: US29357JAA43; Regulation S Notes: USG 315APAB40) (the “High Yield Notes”)

and

£155,000,000 5.5 per cent. Notes due 2022 (ISIN: XS0880578728, Common Code: 088057872) (the “Retail Notes”)

(the High Yield Notes and the Retail Notes together, the “Notes”)

Further to the announcement issued by the Company on 15 November 2016, the Company is pleased to announce that the Scheme was sanctioned by the High Court of Justice of England and Wales at the Scheme Sanction Hearing which took place before the Honourable Mr Justice Hildyard at 11.00 a.m. (London time) on 16 November 2016.

A copy of the Court Order sanctioning the Scheme has also been delivered to, and acknowledged by, the Registrar of Companies in England and Wales.

Successful completion of the Scheme is now conditional on the Company obtaining recognition of the Scheme under Chapter 15 of Title 11 of the United States Code and the Scheme otherwise becoming unconditional in accordance with its terms. As noted in previous announcements, each of the elements of the Restructuring (of which the Scheme is an integral part) are inter-conditional, meaning that the Scheme will only become effective if each of the other elements of the Restructuring are approved and/or completed.

As noted in the announcement dated 26 October 2016, the Recognition Hearing before the United States Bankruptcy Court of the Southern District of New York to consider granting recognition of the Scheme under Chapter 15 of Title 11 of the United States Code will take place at 11.00 a.m. (New York time) on 17 November 2016 in Room 617 of the Court, One Bowling Green, New York, New York.

Capitalised terms used but not defined in this announcement have the meaning given to them in the Practice Statement Letter.

Enquiries:

Information Agent:

Lucid Issuer Services Limited

David Shilson

Email: enquest@lucid-is.com

Telephone: +44 (0) 20 7704 0880

Scheme Website: www.lucid-is.com/enquest

EnQuest PLC

Company No 7140891

Incorporated in England
and Wales

Registered office:

Cunard House, 5th Floor,

15 Regent Street

London

SW1Y 4LR

United Kingdom